UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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DATADOG, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Stockholder:
This proxy statement supplement, dated May 18, 2023 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Datadog, Inc. a Delaware corporation (the “Company”), dated April 21, 2023 (the “Proxy Statement”), for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Thursday, June 8, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.
Amendment and Restatement of Non-Employee Director Compensation Policy
The Company maintains a non-employee director compensation policy, which originally became effective in September 2019 in connection with our initial public offering, and which was subsequently amended and restated in May 2021. In May 2023, the compensation committee reviewed a comprehensive assessment of our non-employee director compensation program prepared by Compensia, which included a survey of competitive peer group market data. Following this review, the compensation committee approved changes to the non-employee director compensation program in order to ensure ongoing competitiveness. The non-employee director compensation policy as amended and restated on May 9, 2023, is set forth below.
Cash Compensation
•$50,000 per year for each non-employee director (increased from $30,000);
•Additional $24,000 per year for the lead non-employee director (if applicable) in addition to the annual amount above (increased from an additional $18,000);
•$25,000 per year for chair of the audit committee (increased from $20,000) or $12,500 per year for each other member of the audit committee (increased from $10,000);
•$20,000 per year for chair of the compensation committee (increased from $15,000) or $10,000 per year for each other member of the compensation committee (increased from $7,500); and
•$12,000 per year for chair of the nominating and corporate governance committee (increased from $8,000) or $6,000 per year for each other member of the nominating and corporate governance committee (increased from $4,000).
The cash compensation above is payable to our eligible non-employee directors in equal quarterly installments in arrears, prorated for any partial quarter of service.
Equity Compensation
In addition to the cash compensation structure described above, the amended and restated non-employee director compensation policy provides for the following equity incentive compensation program for non-employee directors. Only the amount of the annual grant was changed in connection with the May 2023 amendment and restatement, the other elements of director equity compensation remained unchanged. All such equity compensation will be granted under the 2019 Plan or any successor equity plan.
Retainer Grant. Each non-employee director may elect to convert his or her cash compensation under the policy into an award of restricted stock units (the “retainer grant”). If a non-employee director timely makes this election, each such retainer grant will be automatically granted on the first business day following the date the corresponding cash compensation otherwise would be paid under the policy. Each retainer grant will cover a number of shares of our Class A common stock equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the closing sales price per share of our Class A common stock on the date the corresponding cash compensation otherwise would be paid (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. In addition, each retainer grant will be fully vested on the grant date.

Initial Grant. Each non-employee director who joins our board of directors will automatically, upon the date of his or her initial election or appointment to be a non-employee director (or, if such date is not a business day, on the first business day thereafter), be granted a one-time, initial restricted stock unit award (the “initial grant”), covering a number of shares of our Class A common stock equal to (A) $400,000 divided by (B) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial grant will vest in three equal annual installments over the three-year period following the grant date, subject to continuous service through each applicable vesting date.
Annual Grant. On the date of each annual meeting of our stockholders, each person who is then a non-employee director of ours will automatically be granted an annual restricted stock unit award (the “annual grant”), covering a number of shares of our Class A common stock equal to (A) $250,000 (increased from $200,000) divided by (B) the closing sales price per share of our Class A common stock on the date of the applicable annual stockholder meeting (or, if such date is not a business day, the first business day thereafter). Each annual grant will vest on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting following the award’s grant date, subject to continuous service through the vesting date.
Each non-employee director’s then-outstanding equity awards granted under the policy (and any other then-outstanding equity awards held by the non-employee director that were outstanding and unvested immediately prior to the date of the execution of the underwriting agreement related to our initial public offering) will become fully vested upon a change in control (as defined in our 2019 Plan), subject to the non-employee director remaining in continuous service until immediately prior to the closing of the change in control.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

DATADOG, INC. 620 8TH AVENUE, 45TH FLOOR proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 10, 2021. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 27, 2021. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. For complete information and to vote, visit www.ProxyVote.com Control # Smartphone users Point your camera here and vote without entering a control number Vote Virtually at the Meeting* June 10, 2021 2:00 PM, EDT Virtually at: www.virtualshareholdermeeting.com/DDOG2021 *Please check the meeting materials for any special requirements for meeting attendance. V1